EXHIBIT G
                                                                       ---------

                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT, dated as of August 31, 2001, is made between LabOne, Inc., a Missouri corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

         W I T N E S S E T H

      WHEREAS, on February 11, 2000, the Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement") to provide certain Rights to holders of Common Stock; and

      WHEREAS, the parties hereto desire to amend the Rights Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. Subsection (a) of Section 1 is hereby deleted in its entirety, and the following new subsection (a) is hereby inserted in lieu thereof:

            (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, without the Prior Written Approval of the Company granted after the date hereof, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, other than as a result of a Qualifying Offer, whether or not such Person together with all Affiliates and Associates of such Person continues to be the Beneficial Owner of 15% or more of such shares. Notwithstanding the foregoing,

                  (i) the term "Acquiring Person" shall not include any Exempt Person (as hereinafter defined),

                  (ii) a Person shall not become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person (together with all Affiliates and Associates of such Person) shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock, other than pursuant to a Qualifying Offer or with the Prior Written Approval of the Company,

                (iii) the term "Acquiring Person" shall not include any of the Grant Family Members, acting individually or as a group, unless and until such Person or Persons (together with all Affiliates and Associates of such Person or Persons) shall become (other than pursuant to a Qualifying Offer or with the Prior Written Approval of the Company) the Beneficial Owners of 20% or more of the shares of Common Stock then outstanding, provided that such Person or Persons or Affiliates or Associates shall not be deemed the Beneficial Owners of shares of Common Stock or other securities acquired on or after the


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      Rights Dividend Declaration Date pursuant to any employee or director benefit plan of the Company or any Subsidiary of the Company;

                (iv) the term "Acquiring Person" shall not include Welsh, Carson, Anderson & Stowe, IX, L.P. ("WCAS"), any general partner of WCAS, any member of the general partner of WCAS (collectively the "WCAS Parties") or any Controlled Entity, only so long as the WCAS Parties comply with Section 6.03 of that certain Securities Purchase Agreement dated August 31, 2001 among the Company, WCAS and the other purchasers named on Schedule I thereto ("Securities Purchase Agreement");

                (v) notwithstanding any other provision hereof to the contrary, a Person shall not be deemed to be an Acquiring Person if, within ten Business Days after the Board of Directors is given written notice that such Person has become an Acquiring Person, the Board of Directors determines in good faith that such Person who would otherwise be an "Acquiring Person" has become such inadvertently and the Board of Directors provides such Person a period not to exceed thirty days to divest a sufficient number of securities so that such Person would no longer be an Acquiring Person, as defined in the foregoing provisions of this paragraph (a), and such Person has so divested prior to the end of such period.

                Notwithstanding anything in this Agreement to the contrary, the term "then outstanding," when used with reference to a Person's beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder.

      2. Subsection (b) of Section 1 is hereby amended by adding at the end of subsection (b) the following:

            Notwithstanding the foregoing, (i) no Affiliate or Associate of any of the WCAS Parties that is not a Controlled Entity shall be deemed to be the Beneficial Owner of shares of Common Stock beneficially owned by the WCAS Parties solely by reason of such Person being an Affiliate or Associate of any of the WCAS Parties and (ii) none of the Grant Family Members, on the one hand, and WCAS Parties, on the other hand, shall be deemed to beneficially own the shares of Common Stock beneficially owned by the other as a result of (A) the execution, delivery and performance of the Voting Agreement dated August 31, 2001 between certain WCAS Parties and certain Grant Family Members or (B) compliance by the Company and any of the WCAS Parties with Section 6.02 of the Securities Purchase Agreement.

      3. Subsection (y) of Section 1 is hereby deleted in its entirety, and the following new subsection (y) is hereby inserted in lieu thereof:

            (y) "Prior Written Approval" shall mean the prior express written consent of the Company to any Person becoming an Acquiring Person, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of the

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      Board of Directors (and approval of a majority of the Non-WCAS Directors with respect to WCAS or any Controlled Entity becoming an Acquiring Person and approval of a majority of the WCAS Directors with respect to any Grant Family Member becoming an Acquiring Person), provided that all conditions precedent and subsequent established by the Board of Directors (and not waived by the Board of Directors prior to violation of any such condition) in connection with such approval shall be satisfied.

      4. Section 1 is hereby amended to include the following new subsection after subsection (pp):

            (qq) "Controlled Entity" shall mean any entity in which any one or more of the WCAS Parties owns a majority of the voting shares or securities or has the ability (whether through the ownership of voting securities, contract or otherwise) to elect a majority of the board of directors or similar governing body or of which any one or more of the WCAS Parties has the authority to control or direct investment decisions.

      5. Section 1 is hereby amended to include the following new subsection after subsection (qq):

            (rr) "WCAS Director" shall mean each member of the Board of Directors who is: (i) directly elected by the Series B-1 Preferred Stock and/or Series C-1 Preferred Stock of the Company or (ii) nominated or designated for nomination by the Purchaser Representative (as defined in such agreement) pursuant to Section 6.02 of the Securities Purchase Agreement dated August 31, 2001 among the Company, WCAS and the other purchasers named on Schedule I thereto.

      6. Section 1 is hereby amended to include the following new subsection after subsection (rr):

            (ss) "Non-WCAS Director" shall mean each member of the Board of Directors who is not a WCAS Director.

      7. Section 27 is hereby deleted in its entirety, and the following new
Section 27 is hereby inserted in lieu thereof:

            At any time and from time to time prior to the close of business on the tenth Business Day after the Stock Acquisition Date, the Board of Directors, upon vote of a majority of the Board of Directors then in office, may in its sole and absolute discretion amend or supplement this Agreement without the approval of any holders of Rights; provided that any amendment that deletes, modifies, supersedes or otherwise affects Sections 1(a)(iv), 1(y), 1(qq), 1(rr), 1(ss) or 27 shall also require the approval of a majority of the Non-WCAS Directors, and provided, further that any amendment that deletes, modifies, supersedes or otherwise affects Sections 1(a)(iii), 1(y), 1(rr), 1(ss) or 27 shall also require the approval of a majority of the WCAS Directors. At any time and from time to time after the close of business on the tenth Business Day after the Stock Acquisition Date, the Board of Directors, upon vote of a majority of the Board of Directors then in office, may

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      supplement or amend this Agreement without the approval of any holders of the Rights, provided that no such supplement or amendment adversely affects the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any such supplement or amendment which adversely affects the Rights Agent's own rights, duties or immunities under this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to the Rights Agreement to be duly executed as of the day and year first above written.


                             LABONE, INC.


                             By:  /s/ W. Thomas Grant II
                                 ____________________________________________
                                    Name:   W. Thomas Grant II
                                    Title:  Chairman of the Board, President
                                            and Chief Executive Officer



                             AMERICAN STOCK TRANSFER & TRUST COMPANY


                             By:  /s/ Herbert Lemmer
                                 ____________________________________________
                                 Name: Herbert J. Lemmer
                                 Title: Vice President